EXHIBIT 99.1

Steelcase Updates Fourth Quarter Guidance For U.S. Tax Reform and Other Items

GRAND RAPIDS, Mich., Feb. 05, 2018 (GLOBE NEWSWIRE) -- Steelcase Inc. (NYSE:SCS) is providing updated earnings and revenue guidance for the fourth quarter of fiscal 2018 to reflect several developments occurring after the previous issuance of guidance for the quarter.

  On December 22, 2017, the U.S. Government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Acts (the "Tax Act").  The Tax Act was effective January 1, 2018 and made broad changes to the U.S. tax code, including a reduction of the U.S. federal corporate tax rate from 35% to 21% and taxation of undistributed foreign earnings, regardless of reinvestment intent.  As a result, the company expects to record a charge in the fourth quarter of approximately $30 million, primarily related to a reduction in the value of its deferred tax assets.  In addition, the company expects its effective tax rate will approximate 27% for fiscal 2019.

  On December 21, 2017, the French Parliament approved legislation which included a progressive reduction in the French standard corporate income tax rate.  The reduction will be phased from a rate of 33% in fiscal 2019 to a rate of 25% in fiscal 2023.  As a result, the company expects to record a charge of $3.5 million in the fourth quarter to reduce the value of its deferred tax assets.

  The company recorded a non-operating gain of $13.9 million in the fourth quarter related to the partial sale of an investment in an unconsolidated affiliate and receipt of a premium related to a change in control of the affiliate.

None of the items mentioned above were contemplated in the company's earnings guidance communicated in its press release dated December 19, 2017.  These items collectively are expected to reduce the company's diluted earnings per share in the fourth quarter by approximately $0.22, after consideration of applicable variable compensation and income tax effects, as further detailed in the table below.

	Impact of U.S. tax reform*	Impact of change in French tax rate	Partial sale of investment in an unconsolidated affiliate	Variable compensation expense effects*	Total impact of unusual items

Impact on operating income	$—	$—	$—	$(2.6)	$(2.6)
Impact on other income, net	—	—	13.9	—	13.9
Impact on income tax benefit (expense)	(30.0)	(3.5)	(4.9)	0.9	(37.5)
Impact on net income (loss)	$(30.0)	$(3.5)	$9.0	$(1.7)	$(26.2)

Impact on diluted earnings per share					$(0.22)

*The impact of U.S. tax reform is expected to be excluded from the calculations of variable compensation expense in fiscal 2018.

As a result of the Tax Act, income tax expense in the fourth quarter is expected to benefit from the lower U.S. Federal corporate tax rate effective January 1, 2018.  In addition, the company also expects to record miscellaneous severance costs in the Americas segment during the fourth quarter, which were not contemplated in the company's previous guidance.  The estimated effects of these items on diluted earnings per share in the fourth quarter are expected to largely offset each other.

Taking into account these items, the company currently expects to report fourth quarter diluted earnings per share of between $(0.07) to $(0.05) for the fourth quarter of fiscal 2018 (or $0.15 to $0.17 per share excluding the items discussed above, which compares to the company's previous estimate of $0.14 to $0.18 per share).

The company expects to report fourth quarter revenue in the range of $745 to $760 million, compared to its previous estimate of $740 to $765 million.  The company completed its acquisition of AMQ Solutions, which also included certain assets from Tricom Vision Limited, on December 27, 2017, for a cash payment of $69 million, with up to an additional $5 million of purchase price to be paid based on the satisfaction of certain conditions.  The acquisition is expected to be modestly accretive to diluted earnings per share, beginning in fiscal 2019.

Forward-looking Statements
From time to time, in written and oral statements, the company discusses its expectations regarding future events and its plans and objectives for future operations.  These forward-looking statements discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to us, based on current beliefs of management as well as assumptions made by, and information currently available to, the company.  Forward-looking statements generally are accompanied by words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "intend," "may," "possible," "potential," "predict," "project," or other similar words, phrases or expressions.  Although we believe these forward-looking statements are reasonable, they are based upon a number of assumptions concerning future conditions, any or all of which may ultimately prove to be inaccurate.  Forward-looking statements involve a number of risks and uncertainties that could cause actual results to vary from the company's expectations because of factors such as, but not limited to, competitive and general economic conditions domestically and internationally; acts of terrorism, war, governmental action, natural disasters and other Force Majeure events; changes in the legal and regulatory environment; changes in raw materials and commodity costs; currency fluctuations; changes in customer demand; and the other risks and contingencies detailed in the company's most recent Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission.  Steelcase undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

About Steelcase Inc.
For over 105 years, Steelcase Inc. has helped create great experiences for the world's leading organizations, across industries.  We demonstrate this through our family of brands - including Steelcase®, Coalesse®, Designtex®, PolyVision® and Turnstone®.  Together, they offer a comprehensive portfolio of architecture, furniture and technology products and services designed to unlock human promise and support social, economic and environmental sustainability.  We are globally accessible through a network of channels, including over 800 dealer locations.  Steelcase is a global, industry-leading and publicly traded company with fiscal 2017 revenue of $3.0 billion.

CONTACT:	Investor Contact:
Michael O'Meara
Investor Relations
(616) 292-9274

Media Contact:
Katie Woodruff
Corporate Communications
(616) 915 - 8505